Exhibit 18

LETTER REGARDING A CHANGE IN ACCOUNTING PRINCIPLE

March 24, 2009

To the Board of Directors

Nanophase Technologies Corporation

Romeoville, Illinois

Dear Sirs/Madams:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the financial statements as of December 31, 2008 and 2007, and for the years then ended, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated March 24, 2009. Note 2 to such financial statements contains a description of your adoption during the year ended December 31, 2008, of a change in accounting method for patent costs. It should be understood that the preferability of one acceptable method of accounting over another for patent cost accounting has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections.

/s/    McGladrey & Pullen LLP